UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 6, 2023
THERMON GROUP HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35159	27-2228185
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7171 Southwest Parkway
Building 300,	Suite 200
Austin	TX	78735
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (512) 690-0600
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	THR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) The Board of Directors (the “Board”) of Thermon Group Holdings, Inc. (the “Company”), on the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Victor L. Richey as a director of the Company, effective as of December 6, 2023. In connection with the appointment of Mr. Richey, the Board increased its size from eight to nine members effective as of the same date.

Mr. Richey is appointed to serve as a director until the Company’s next annual meeting of stockholders in 2024. Effective as of December 6, 2023, Mr. Richey has also been appointed to serve on the Audit, Human Capital Management and Compensation, and Finance Committees of the Board.

Victor L. Richey, age 66, is a retired chief executive officer. Until his retirement in September 2022, Mr. Richey was the chairman and chief executive officer of ESCO Technologies, Inc (NYSE: ESE) (“ESCO”), a global provider of highly engineered products and solutions serving diverse end-markets, including aerospace and defense, industrial, utility and renewable energy sectors, and radio frequency shielding and testing. At ESCO, Mr. Richey served as Chief Executive Officer from 2002, as well as Chairman of the Board from 2006, until his retirement in 2022. Mr. Richey has served on the board of directors of Nordson Corporation (NASDAQ: NDSN), a precision technology company serving consumer non-durable, medical, electronics and industrial end-markets, since 2010. He served in the United States Army from 1979 to 1985. Mr. Richey holds a Bachelor of Arts degree from Western Kentucky University and a Master of Business Administration degree from Washington University. Mr. Richey brings a wealth of experience in industrial manufacturing and international business to the Board, as well as significant experience as a former chief executive officer and chairman of a publicly-traded company.

There is no arrangement or understanding between Mr. Richey, on the one hand, and any other person, on the other hand, pursuant to which he was selected as a director. There are no transactions involving the Company, on the one hand, and Mr. Richey, on the other hand, that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Richey will receive compensation for his Board service in accordance with the Company’s standard compensatory program for non-employee directors and is eligible to participate in the Company's 2020 Long-Term Incentive Plan, under which he has been awarded a pro-rated annual grant of shares of Company common stock with a grant date market value of approximately US$6,700.00. A description of the Company's compensatory program for non-employee directors is set forth under the heading “Director Compensation” in the Company’s definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on June 21, 2023, which may be adjusted by the Board from time to time. Mr. Richey has entered into an indemnification agreement with the Company, the form of which was previously filed as Exhibit 10.22 to the Company's Registration Statement on Form S-1/A filed with the SEC on April 1, 2011.

The Board has determined that Mr. Richey is independent under the listing standards of the New York Stock Exchange and applicable law.

Item 7.01	Regulation FD Disclosure
On December 7, 2023, the Company issued a press release announcing the appointment of Mr. Richey as a member of the Board. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Current Report on Form 8-K is being “furnished” pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any Company filing, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such filing and regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release, dated December 7, 2023.
104	Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 7, 2023	THERMON GROUP HOLDINGS, INC.
	By:	/s/	Ryan Tarkington
Ryan Tarkington
Senior Vice President, General Counsel & Corporate Secretary